Exhibit 99.1

FNBH BANCORP, INC.

Date Submitted: May 1, 2008 NASDAQ Symbol: FNHM	Contact: Janice B. Trouba Senior Vice President and Chief Financial Officer (517) 545-2213

FNBH Bancorp, Inc. Announces
First Quarter 2008 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell (the Bank), announced the results for the first quarter ended March 31, 2008. Net income was $580,000, a 40.8% decrease compared to the same period last year. Basic and diluted net income per share were $0.19, a decrease of $0.13 (40.6%) compared to the same period last year. Return on assets was .55% and return on equity was 5.67% for the first quarter of 2008.

According to President and CEO, James McAuliffe, “We are pleased with our first quarter earnings which are a $785,000 improvement over the fourth quarter 2007 loss of $205,000. However, if the economy and the real estate markets continue to experience weakness, there may be further impact on the Bank’s results due to net interest margin pressure, asset quality and lack of growth opportunities in the market.”

The decrease in earnings over the comparable period of the prior year is due to lower net interest income as a result of net interest margin compression due to the recent cuts in the prime lending rate and a decrease in earning assets. The net interest margin for the quarter ended March 31, 2008 was 4.04% compared to 4.37% at March 31, 2007. Average loan balances decreased $41 million in the first quarter of 2008 compared to the first quarter of 2007 and average deposit balances also decreased $26 million in 2008. The average rate earned on earning assets decreased to 6.62% in 2008 from 7.13% in 2007; partially offsetting this unfavorable variance was a decrease in the average rates paid on deposits to 3.15% in 2008 from 3.44% in 2007.

Nonperforming loans were $15.8 million at March 31, 2008 slightly elevated compared to the yearend level of $14.6 million at December 31, 2007, and the $12.8 million reported at March 31, 2007. The provision for loan losses for the first quarter of 2008 was $250,000 lower than the first quarter of 2007, due to declining loan balances and the amount of provision taken in 2007 in recognition of the deterioration in the loan portfolio at that time, primarily with commercial real estate loans. The loan loss reserve was 2.95% of loans at March 31, 2008 as compared to 2.01% at March 31, 2007.

Noninterest income was $84,000 (9.0%) lower in 2008 compared to 2007 as a result of lower service charge income, overdraft fees and loan late fees. Noninterest expense is comparable to 2007. The federal income tax provision also decreased due to decreased earnings.

At March 31, 2008, total assets were $421 million, a decrease of 9.2% from March 31, 2007. Loans decreased to $345 million, an 11.2% decrease from the previous year. Short term investments, certificates of deposit and investment securities remained consistent at March 31, 2008 with the comparable period in the prior year. Deposits decreased to $368 million, a 9.3% reduction since March 31, 2007. This decrease was primarily in brokered certificates of deposit since lower loan balances reduced the need for this type of funding. Capital remains strong at $41 million as of March 31, 2008.

FNBH Bancorp, Inc. and First National Bank remain well capitalized under applicable regulatory guidelines and requirements, despite lower earnings this year and the difficult year experienced in 2007. Based on this capital position, FNBH Bancorp, Inc. is announcing a dividend to be paid on May 15, 2008 to shareholders of record as of May 1, 2008 in the amount of $.08 per share.

First National Bank has been the bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Howe Barnes Hoefer & Arnett, at (800)800-4693, Monroe Securities Inc., at (800)766-5560, Stifel, Nicolaus & Co., Inc. at (800)676-0477, or Hill, Thompson, Magid & Co., Inc. at (866)291-6316.